Exhibit 99.1

The Home Depot Names Ted Decker CEO,
Effective March 1, 2022

Craig Menear Continues as Chair of the Board

ATLANTA, Jan. 27, 2022 – The Home Depot®, the world’s largest home improvement retailer, today announced that Edward “Ted” Decker has been named CEO and president, and has been elected to the company’s board of directors, all effective March 1, 2022. Craig Menear, currently chairman and CEO, will continue to serve as Chair of the Board.

“As a 22-year associate of The Home Depot, Ted has nurtured our culture by living our values and demonstrating servant leadership throughout his career,” said Menear. “Ted has grown with the company by taking on expanded roles of leadership from his time in Strategic Business Development, Finance and Merchandising to leading our day-to-day interconnected operations in his role as President and COO. His ability to blend the art and science of retail is exactly what is needed in the next phase of growth for The Home Depot. I have tremendous confidence that he will guide our company to new heights.”

Decker joined The Home Depot in 2000 and was named president and chief operating officer (COO) in October 2020, where he was responsible for global store operations, global supply chain, outside sales and service, real estate, as well as merchandising, marketing and online strategy, serving Pro and DIY customers in stores and online. Previously, Decker served as chief merchant and executive vice president of merchandising, where he was responsible for all store and online merchandising departments, merchandising strategy, vendor management and services, and in-store environment.

“On behalf of the board, I want to thank Craig for his exceptional leadership over the last seven years,” said Greg Brenneman, the board’s lead director. “Among Craig’s many accomplishments, he has built a world-class leadership team, driven a bold strategic vision focused on the interconnected retail experience, and delivered outstanding results for our shareholders – all while fostering The Home Depot’s unique, values-driven culture. We are fortunate to have a strong successor in Ted and look forward to working with him and the entire Home Depot management team as the business enters its next phase of growth.”

ABOUT THE HOME DEPOT
The Home Depot is the world’s largest home improvement specialty retailer. At the end of the third quarter, the company operated a total of 2,317 retail stores in all 50 states, the District of Columbia, Puerto Rico, the U.S. Virgin Islands, Guam, 10 Canadian provinces and Mexico, including 14 stores in the U.S. from a small acquisition completed during the second quarter of fiscal 2021. The company employs approximately 500,000 associates. The Home Depot’s stock is traded on the New York Stock Exchange (NYSE: HD) and is included in the Dow Jones industrial average and Standard & Poor’s 500 index.

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For more information, contact:

Financial Community	News Media
Isabel Janci	Sara Gorman
Vice President of Investor Relations and Treasurer	Senior Director, Corporate Communications
770-384-2666	470-332-2367
isabel_janci@homedepot.com	sara_gorman@homedepot.com